Exhibit 10.24

English summary of the August 7, 2013 Amendment No. 1 to the May 1, 2012 and September 9, 2012 Line of Credit Agreements (the "First Agreement" and "Second Agreement", respectively and the "Agreements" collectively), by and between Israel Discount Bank (the "Bank") and Enzymotec Ltd. (the "Company") (the "Amendment").

•	Drawdown Period: the period in which the Company may withdraw loans under the First Agreement was extended until December 31, 2013.

•	Commissions and other Payments: Under the First Agreement, the non-utilization fee of 0.4% of the Credit Line Limit shall be 0.3% and the transaction commission of 0.25% of the Credit Line Limit shall be 0.1%.

•	Conditions and Covenants: the Agreements were subject to several conditions, including that Galam Ltd. ("Galam") and Ofer Tech Investment Ltd. ("Ofer") at all times hold no less than 51% of the Company's share capital and voting rights. Pursuant to the Amendment there will be no need for the Bank's approval, and the Bank will not be allowed to demand the immediate payment of the Company's debt, in the event that Galam's and Ofer's holdings decrease below 51% as a result of dilution caused by a public offering of the Company.

•	Subordination: the subordination clause under the First Agreement shall remain in force, however in the event of a public offering by the Company, such clause will be void and canceled immediately the day before the first trading day following the public offering. In addition, the subordination undertakings provided under the Agreements by Galam, Ofer and MMT as part of the conditions and covenants shall be void and canceled immediately the day before the first trading day following the public offering.